Exhibit 99.1

Exhibit 99.1 - Conference Call Presentation provided by Stephen Burns, CEO of AMP Holding Inc.

First we'd like to thank everyone for joining the call this morning – this is our first investor call to update our investors and shareholders on our progress to date.

Most of you got to know us as we were pursuing the Mercedes SUV Business.  We learned a lot engineering and testing those SUVs. After hundred’s of test-drives, made by many of you on the call, the feedback was very consistently positive.

People told us how surprised they were that our Mercedes SUV performed every bit as good as the original vehicle – except quieter, quicker and surprisingly refined. However, it became apparent that the short-term market for passenger car EV’s did not grow as quickly as forecasters had predicted. So we put that development on hold. We will keep a close eye on that segment of the industry and, when the market for EVs is better established among individual consumers, we will revisit it.

Ushering in a new transportation fuel to replace a very ingrained petroleum based world has proven slower than expected, especially in the passenger vehicle marketplace.

However, after 5 years navigating this industry, we firmly believe that there are pockets of our transportation sector that will leave petroleum much earlier than others and are well suited for electric power.

The main message that I would like to convey to you today is that we have shifted our focus on a sector that we believe will lead the EV revolution out of the starting gate. And that sector is the commercial truck fleet market in America. There is a real need for the trucking industry to move away from petroleum based products and we believe we can help to satisfy this need.

Big fleet companies – consumer goods companies, delivery companies like UPS and FedEx and DHL and Purolator, and the US Post Office – not to mention plumbers and florists and all kinds of other companies – are all candidates to convert to all-electric trucks in order to control their costs.

We are focusing on the truck fleet market and particularly, on medium sized (up to 20,000 lbs) trucks that have predictable driving patterns and routes. Today they are diesel-based, and get under 10 mpg.  Specifically, we are concentrating on step vans – those vans where you can walk from the front of the van into the interior without bending over.  Those omnipresent FedEx and UPS trucks are perfect examples you see every day, but that physical truck is used daily by 1000’s of smaller less famous companies..

90% of the operators of these types of step vans typically drive less than 100 miles per day, and usually on the same roads, taking the same turns. Because they have predictable routes, these types of deployments don’t worry about running out of charge. And most important, because they get such poor gas mileage, the payback on electric modification is usually in the 3-4 year range. Typically, companies keep a truck for over 10 years so a fleet manager understands that the long term economics of electric power make sense.

Additionally, because they are diesels, there are tremendous state financial incentives and mandates to our customers to get these diesel engines off the road.

The surprising truth is that although an all-electric step van costs more at the beginning, on a 10-year cost basis, they are at least $100,000 cheaper than the air-polluting, climate-changing diesels that fill the roads these days

For example, consider this:  if you are running a diaper service and your are delivering diapers in a step van in your community, that van will cost approximately $250,000 to buy and run for 10 years assuming that the cost of diesel stays the same for 10 years. That same van, with an AMP all-electric drive would cost approximately $150,000 over the same 10-year period.  That is $100,000 in savings. Now suppose that you have a 1,000 trucks delivering packages; that is $100 million dollars in savings over 10 years – now, that is compelling.

This economics works because electric drive is much more efficient and electricity does not cost as much as diesel. Another strong benefit to fleet customers is that electricity prices are historically stable.  Electric prices are extremely stable, whereas diesel prices can swing dramatically. Stable electric rates enable fleet managers of electric vehicles to plan their fuel costs with a high degree of accuracy.

Conversely, the average American will pay about $30,000 for his/her passenger vehicle and another $17,000 to fuel the car over the same 10 years.  So, as you can see, cars are not nearly as compelling at this point at least from a financial payback point of view.  But as oil goes up and the premium for electric comes down and the charging infrastructure fills out… passenger vehicles will indeed make economic sense.  So, we are watching that space closely.

We are finding that the Commercial Truck OEM's are much more open to partnering on the new space of Electric Trucks (E-Trucks) than the passenger car OEM’s were. In addition these trucks do not have nearly the regulatory requirements that make passenger vehicle development very long and expensive.

We recently announced (should know date) that we entered into a development contract with Navistar.  Navistar is a leading U.S. truck maker that generates about 15 billion a year in revenue.

The development agreement was for both re-powering existing trucks and to support their next gen development of a new E-Truck.  Navistar-formerly International Harvester, provided us two vehicles for us to convert for a re-power test and in August we delivered the first vehicle to them for extensive track and engineering testing.

Subsequent to the test, Navistar announced on Aug 30th that the 19,500 lb truck passed initial testing, and the main parameter of 100 miles on a charge was achieved.

We are currently finishing the second truck under the agreement and it is expected that it will continue testing in a field verification environment before the end of the year.

The approval of an OEM has proven to be a real game changer for us.  We believe that we are in the right place in this industry at the right time. We have already had preliminary talks with various end-user  Fortune 500 companies whose brand names you would recognize.

For the first time in our history, we are to the point that we are positioned to begin revenues. Keep in mind that we have a positive gross margin on every vehicle we retrofit.  Unlike many others in this space we do not have to spend 100’s of millions of dollars or achieve thousands of vehicles of volume before we start making money.

By earning our credibility to deliver our repower units to customers, the door will open naturally to allow the transition to move upstream and continue conversations with the OEM’s to support new vehicle opportunities.

This is a market that needs EV's for economic reasons not one just wants them.  There are only minimal regulatory hurdles stopping us from selling our product. We feel that we have the ability to capture this early market and become a leading player in the space in the near term.
As for our competition, as far as we know, there are no other small public companies in the re-power and new e-truck space.  So, if you like the space and like small public companies, then you should like AMP’s positioning in the space.

AMP has not taken any government funding.  Our methodology in both passenger vehicles and now commercial trucks is to utilize proven, mass produced parts wherever possible but keep our software in house as well as critical expertise in areas of motor and battery control.

At this point, I would like to open the call to questions.

If that is all the questions for today, we’d like to conclude the call.

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